Exhibit 3.4
                         THE RANDERS GROUP INCORPORATED


                                October 28, 1997

      The undersigned, being all of the Directors of The Randers Group Incorporated, a Delaware corporation (the "Corporation"), hereby consent pursuant to Section 141(f) of the Delaware General Corporation Law, to the adoption of the following resolution, effective as of the date set forth above:

RESOLVED:       That Section 1 of Article III of the Amended and
                Restated Bylaws of the Corporation be, and it hereby is, amended by deleting such section in its entirety and replacing it with the following:

                "Section 1. Number of Directors. Except as otherwise provided by law, the certificate of incorporation or these by-laws, the property and business of the corporation shall be managed by or under the direction of a board of not less than three nor more than thirteen directors. Within the limits specified, the number of directors shall be determined by resolution of the Board of Directors or by the stockholders at the annual meeting.
                Directors need not be stockholders. The directors shall be elected by ballot at the annual meeting of the stockholders and each director shall be elected to serve until his successor shall be elected and shall qualify or until his earlier resignation or removal; provided that in the event of failure to hold such meeting or to hold such election at such meeting, such election may be held at any special meeting of the stockholders called for that purpose. If the office of any director becomes vacant by reason of death, resignation, disqualification, removal, failure to elect, or otherwise, the remaining directors, although less than a quorum, by a majority vote of such remaining directors may elect a successor or successors who shall hold office for the unexpired term or until their earlier resignation or removal. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are elected and qualified or until their earlier resignation or removal."



/s/ Thomas R. Eurich                                   /s/ Michael J. Krivitzky
     Thomas R. Eurich                                      Michael J. Krivitzky


/s/ Thomas J. McEnhill                                 /s/ Bruce M. Bourdon
     Thomas J. McEnhill                                    Bruce M. Bourdon